Exhibit 99.1

FOR IMMEDIATE RELEASE

For:                        MAF Bancorp, Inc.                                         Contacts:     Allen H. Koranda
                               55th Street & Holmes Avenue                                            Chairman of the Board and
                               Clarendon Hills, IL 60514                                                     Chief Exceutive Officer
                                                                                                                                (630) 887-5800

                               www.mafbancorp.com                                                         Jerry Weberling
                                                                                                                                Executive Vice President and Chief
                                                                                                                                Financial Officer
                                                                                                                                (630)887-5999

MAF BANCORP ANNOUNCES BALANCE SHEET RESTRUCTURING

Clarendon Hills, Illinois, December 27, 2006 — MAF Bancorp, Inc. (MAFB) announced today that it is undertaking a balance sheet restructuring as part of its asset/liability management strategy. Management believes the restructuring will benefit 2007 and future years’ results through an increase in net interest income. The restructuring plan includes the following:

o	Selling approximately $532 million of available-for-sale securities that have a weighted average yield of approximately 3.93% and a weighted average duration of approximately 2.20 years.

o	Selling approximately $220 million of residential mortgage loans with a weighted average yield of approximately 4.20% and a weighted average duration of approximately 2.00 years.

o	Repaying approximately $498 million of wholesale borrowings with a weighted average cost of 5.43% and a weighted average term to maturity of approximately 2.00 years.

o	Redeploying the balance of the proceeds from the securities and loan sales (approximately $240 million) in shorter-term investment securities. The Company expects to benefit from earning higher returns on these investments compared to the yields on the securities and loans that are being sold as part of the restructuring. Longer term, the resulting liquidity will be available for reinvestment in higher-yielding assets as the Company continues its strategy of increasing the concentration of business and home equity loans in its portfolio.

Commenting on the announcement, Allen Koranda, Chairman of the Board and Chief Executive Officer, said, “This strategic restructuring allows us to advance our objectives of reducing our investment in lower-margin assets, while de-leveraging out of higher-cost, wholesale borrowings. It will better position our balance sheet for an uncertain interest rate environment in 2007 and improve our net interest income and net interest margin, without increasing interest rate risk.”

Management estimates that the Company will record fourth quarter pre-tax charges of approximately $25.0 million, equivalent to approximately $15.2 million on an after-tax basis, or $.45 per diluted share. Approximately one-half of this after-tax charge had already been reflected as a reduction in stockholders’ equity at September 30, 2006, due to the decline in market value of the securities to be sold, all of which have been classified as available-for-sale securities prior to the restructuring plan.

Management estimates that the net impact of the transactions will increase net interest income in 2007 by approximately $10.2 million, equal to $6.2 million on an after-tax basis, or approximately $.19 per diluted share. The Company’s net interest margin is expected to be positively impacted by approximately 20-25 basis points in 2007. In addition, the restructuring should result in an increase of approximately 25-30 basis points in the Bank’s tangible and core capital ratios while increasing the Bank’s risk-based capital ratio by approximately 17-22 basis points.

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. The Company’s common stock trades on the Nasdaq Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on the anticipated results of the balance sheet restructuring and could have a corresponding effect on management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to: (a) delays in executing one or more of the restructuring transactions; (b) unanticipated changes in interest rates that may occur prior to the date the securities and loans are sold, or prior to the date that new securities are purchased; or (c) unanticipated changes in secondary mortgage market conditions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.